Exhibit 99.1

FIRST NATIONAL CORPORATION ANNOUNCES 9.7% INCREASE

IN QUARTERLY CASH DIVIDENDS

STRASBURG, Va., November 13, 2025 (GLOBE NEWSWIRE) -- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), announced its Board of Directors declared a quarterly cash dividend of $0.17 per share to shareholders of record on November 28, 2025, to be paid on December 12, 2025.  This is an increase of 9.7% from the previous quarterly dividend payment of $0.155 per share.

“We are pleased to announce this increase in dividends for our shareholders based on our strong financial performance.  We have increased our annual cash dividend payout every year for the past ten years,” said Scott Harvard, President and Chief Executive Officer of First National.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its consumer and business mobile banking platforms, a network of ATMs located throughout its market area, three loan production offices, a customer service center in a retirement community, and thirty-three bank branch office locations located throughout the Shenandoah Valley, the Roanoke Valley, the Richmond MSA, the south-central region of Virginia, and in northern North Carolina. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which owns an interest in an entity that provides title insurance services.

CONTACTS

Scott C. Harvard	Brad E. Schwartz
President and CEO	Executive Vice President and CFO
(540) 545-7695	(540) 465-6130
sharvard@fbvirginia.com	bschwartz@fbvirginia.com